Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES FIRST QUARTER NET INCOME OF
$0.4 MILLION ON REVENUES OF $19.7 MILLION
Fort Worth, Texas, May 15, 2006 — Virbac Corporation (VBAC), a leading provider of veterinary products, today announced its earnings for the three months ended March 31, 2006. Virbac reported first quarter 2006 net income of $0.4 million on revenues of $19.7 million as compared to first quarter 2005 net income of $0.3 million on revenues of $19.1 million. Diluted earnings per share were $0.02 for the first quarter of 2006 as compared to diluted earnings per share of $0.01 for the first quarter of 2005.
“We are very pleased with our first quarter operating results and the continued profitability of our business. Our IVERHART® PLUS sales were up 30% in the first quarter reflecting the growing market penetration of this product,” said Dr. Erik Martinez, President and Chief Executive Officer. “Our IVERHART® PLUS market acceptance has been assisted by the recent FDA approval of an extended shelf-life for this product. Our gross profit margins continue to improve as we focus our sales efforts on higher margin products,” continued Dr. Martinez. “We remain committed to the continued growth and investment in our business. Most recently, we completed a small product right acquisition for an aquatic product which debuted at a recent trade show and which will be distributed through our Consumer Brand division. We are already seeing strong market interest in this product. We are very optimistic about our future and continue to evaluate other potential growth opportunities to enhance our existing product portfolio.”

Virbac reported higher operating expenses in the first quarter of 2006 as compared to the same year ago quarter in 2005. The increase in operating expenses is due principally to increased investments in sales and marketing-related programs.
The following represents a brief summary of Virbac’s operating results for the three months ended March 31, 2006:
•	Income per diluted share was $0.02 per share compared to $0.01 per share for the year ago quarter.

•	Revenues were $19.7 million compared to $19.1 million for the year ago quarter.

•	Gross margins were 47 percent compared to 45 percent for the year ago quarter.

•	Operating expenses were $8.4 million as compared to $7.8 million in the year ago quarter.

•	Operating income was $0.8 million in both quarterly periods.
A complete copy of Virbac’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 is available on the Company’s web site at www.virbaccorp.com and www.sec.gov. when filed.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® PLUS Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
Forward - Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding the Company’s ability to comply with financial and other covenants required under the Company’s credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$19,727	$19,091
Cost of goods sold	10,523	10,559

Gross profit	9,204	8,532

Operating expenses:
Sales and marketing	4,312	3,535
General and administrative	2,723	2,772
Research and development	765	909
Warehouse and distribution	568	544

Total operating expenses	8,368	7,760

Income from operations	836	772

Interest expense	(313)	(399)

Income before income taxes	523	373

Provision for income taxes	(158)	(106)

Net income	$365	$267

Basic income per share	$0.02	$0.01

Diluted income per share	$0.02	$0.01

Basic shares outstanding	22,540	22,322

Diluted shares outstanding	22,697	22,803

VIRBAC CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$535	$951
Accounts receivable	7,440	5,922
Inventories	12,621	11,862
Prepaid expenses and other current assets	1,636	1,693

Total current assets	22,232	20,428

Property, plant and equipment, net	13,100	12,794
Goodwill, net	3,970	4,006
Intangibles and other assets, net	18,610	18,490

Total assets	$57,912	$55,718

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit and notes payable	$7,821	$6,015
Note payable — Virbac S.A.	2,000	2,000
Accounts payable	3,975	2,973
Sales related reserves	2,060	2,209
Accrued expenses	5,177	5,962

Total current liabilities	21,033	19,159

Notes payable	7,068	7,040
Unearned product license fees	5,378	5,561
Liability related to contingent consideration	1,738	1,738

Total liabilities	35,217	33,498

Shareholders’ equity	22,695	22,220

Total liabilities and shareholders’ equity	$57,912	$55,718

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